FOR IMMEDIATE RELEASE

                    AMERICAN BANK NOTE HOLOGRAPHICS COMPLETES
                             INITIAL PUBLIC OFFERING


ELMSFORD, NY - July 14, 1998 - American Bank Note Holographics, Inc. (NYSE:ABH) today announced the completion of its initial public offering of 13,636,000 shares of its common stock at a price of $8.50 per share. Effective July 15, 1998, American Bank Note Holographics common stock will trade on the New York Stock Exchange under the symbol, "ABH".

Prior to this offering, the Company was a wholly-owned subsidiary of American Banknote Corporation [NYSE:ABN]. The parent will not retain any common stock in the Company and will receive all of the net proceeds of the IPO, of approximately $107 million.

NationsBanc Montgomery Securities LLC was the lead underwriter for the offering, and Lazard Freres & Co. LLC, Raymond James & Associates, Inc., and Salomon Smith Barney served as co-managers. The Company has granted to the underwriters a 30-day option to purchase up to an additional 2,045,400 shares of the Company's common stock, to cover over-allotments, if any. Net proceeds to ABH, if the entire over-allotment option is exercised, would be approximately $15.5 million.

According to Morris Weissman, Chairman of both American Banknote Corporation and American Bank Note Holographics, "This IPO is a win-win for both companies. With the IPO proceeds, ABN is in a vastly improved financial condition. ABH can now concentrate on continuing the profitable growth of its core security holography business as well as explore business and market expansion opportunities."

American Bank Note Holographics ("ABH") is a world leader in the origination, production, and marketing of mass-produced secure holograms, based on its significant market share. The Company's holograms are used for security applications, such as counterfeiting protection for credit and other transaction cards, identification cards and documents of value, as well as for tamper resistance and authentication of high-value consumer and industrial products.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such states.

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CONTACT:
ABH                                     -OR-         INVESTOR RELATIONS
COUNSEL
Joshua C. Cantor, President                          The Equity Group Inc.
(914) 592-2355                                       Loren Goldstein  (212)
836-9604
www.abnh.com                                         Linda Latman (212) 836-9609